Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of MagnaChip Semiconductor Corporation, successor to MagnaChip Semiconductor LLC, and subsidiaries, and of our report dated March 13, 2010, except for Note 30, condensed consolidating financial information, as to which the date is August 4, 2010, relating to the consolidated financial statements of MagnaChip Semiconductor LLC and subsidiaries, which appear in MagnaChip Semiconductor Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

April 13, 2012